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                                 EXHIBIT 10.36
                                                                  August 9, 1999



                  Maury Austin

via hand delivered


Dear Maury:

I am pleased to confirm Symmetricom's, offer of employment to you. The position we offer is Chief Financial Officer.

If you accept our offer, you will join a team that is the world's leading provider of network synchronization equipment, using atomic clocks, quartz and GPS technologies to time over 21,000 nodes, or central offices, in more than 1,000 telecommunications networks in over 60 countries around the globe.

The decision to join Symmetricom is a two way one - believing you will be successful here is as important to your future as to ours. From the interview process you should have gained an understanding of the culture at our company and the expectations and competencies required for the position being offered. Our employees are a key component of the company's future growth, therefore, if there needs to be further clarification please feel free to contact us.

Symmetricom has developed a set of core values that are key to our success (see attached document - Guided by Values). Each employee has the responsibility of exhibiting these values in day-to-day work behaviors. Prior to accepting this offer, it is important that you understand and agree to uphold these values as an integral part of your employment with Symmetricom.

Other terms and conditions of this offer of employment:

 .    Your starting base salary will be $4,807.70 per week (which on an annualized basis is approximately $250,000.). Formal performance evaluations are normally conducted on an annual basis beginning one year from your date of hire. Salary increases may be granted commensurate with your level of performance and in accordance with company guidelines.

 .    In this position you will also be eligible for participation in our
     Incentive Compensation Program (ICP) with an opportunity to earn up to 67% of your base salary. ICP is funded from pre-tax profit and the teams' level of accomplishment of the annual plan. Details of the FY00 Plan will be provided once approved by the Board of Directors.

 .    Since you will be involved in making decisions that have considerable affect on the productivity and profitability of the Company, we are pleased to recommend an option of 200,000 shares of Symmetricom, Inc. stock for you. Upon becoming an employee and subject to approval by the Board of Directors, you will receive this option under the terms and conditions of the Company's Stock Option Plans, at the fair market value on the day of the grant.

    . You will be eligible to participate in our Executive Medical plan. Please refer to the enclosed plan summary for details.


Maury Austin
August 9, 1999
Page 2


Maury, we look forward to your joining us on October 4, 1999 or shortly thereafter. This offer is valid until August 23, 1999 and is conditional upon proof of eligibility to legally work in the United States under the Immigration Reform and Control Act of 1986 (IRCA). Please refer to the enclosed I-9 Explanation which explains IRCA and the documents you must bring to orientation on your first day of work. In addition, it is understood that your employment with Symmetricom is voluntarily entered into and is for no specified term. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the company is free to make changes in any aspect or to conclude its at will employment relationship with you at any time, with or without cause. It is also understood that you will not violate any

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previously signed agreements covering proprietary information and that you will exercise utmost diligence to protect and guard the confidential information of our company as stated in the enclosed Invention Assignment and Secrecy Agreement.

Maury, enclosed you will find a copy of this letter on which you my signify your acceptance by signing it along with the Invention Assignment and Secrecy Agreement and returning both to me.

I look forward to working with you and having you as a member of my team. I believe that the growth we have before us, combined with your desire to succeed, provides opportunities for professional growth and personal challenge. Please feel free to contact me at (408) 428-7802 if you have questions.

Sincerely,
Symmetricom, Inc.


Thomas W. Steipp
CEO and President


Enclosures:   Letter Copy
              Invention Assignment & Secrecy Agreement
              EEO Form
              Guided by Values
              Employee Handbook (Benefits)
              I-9 Explanation
              Insider Trading Policy
              Employee Handbook (Employment Guidelines)
              Exec-u-care summary


cc:  Debbie Mackie
     Human Resources File


Maury Austin
August 9, 1999
Page 3




EMPLOYMENT OFFER
                            AGREED TO AND ACCEPTED


I understand that this offer letter and enclosures noted sets forth our entire agreement respecting these matters and supersedes any prior representations or agreements, whether written or oral. I further understand that this agreement may not be modified, except in writing signed by the Chief Executive Officer of Symmetricom, Inc. and me.


In consideration of my employment, I agree to conform to the policies and procedures of the Company as well as those matters set forth in the enclosures noted.


In addition, I understand that my employment with Symmetricom is voluntarily entered into and is for no specified term. As a result, I am free to resign at any time, for any reason or for no reason. Similarly, the company is free to make changes in any aspect or to conclude it's at will employment relationship with me at any time, with or without cause. I further understand that for all employers for whom I have worked I may not violate any previously signed agreements

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covering proprietary information and that I will exercise utmost diligence to protect and guard the confidential information of Symmetricom as stated in the Invention assignment and Secrecy Agreement.


[_] Checking this box and signing below indicates I have received, understood and agreed to comply with the following enclosed company policies:
         [X] Invention Assignment and Secrecy Agreement, and
         [X] Insider Trading Policy.
         [X] Employee Handbook (Employment Guidelines)
         [X] Guided by Values



         BY [X] /s/ Maurice Austin___________________________
                (Please sign full name)


         START DATE [X]____________________________________
                        (October 4, 1999 or later)

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